Exhibit 1A-15.4

1810 Chapel Avenue West Suite 200 Cherry Hill, NJ 08002 www.lexnovalaw.com	Markley S. Roderick, Esquire Member of the NJ and PA Bar Direct Dial (856) 382-8402 mroderick@lexnovalaw.com

July 31, 2020

Sent by Email and Filed Via EDGAR

Securities and Exchange Commission

Division of Corporation Finance

Office of Energy & Transportation

Washington, D.C. 20549

barberenameissneri@SEC.GOV

Re:	Energea Portfolio 2 LLC (the “Company”)

Amendment No. 1 to Offering Statement on Form 1-A

Filed July 21, 2020

File No. 024-11259

Ladies and Gentlemen:

This is in response to your letter of July 30, 2020. We have copied below the comments from your letter and provided the Company’s response below each comment, in some cases separating paragraphs of your comments for clarity.

This letter, the Offering Statement, and the related documents have also been filed through EDGAR.

Your Comment #1 – The Company’s Initial Projects, page 25

We note your response to prior comment 3 indicating that you have replaced the term “Proforma” to “Estimated Results of Operations” in the offering statement. However, you continue to refer to “Proforma” financial information for each project in the appendices on pages 1-B-6, 2-B-6 and 2-B-7. Please revise your document accordingly in your next amendment.

Our Response:

The requested edits have been made.

Your Comment #2 – Exhibit 1A-11, page 1A-11

Please obtain and file a currently dated auditor’s consent as an exhibit to your offering statement.

Our Response:

An updated auditor’s consent has been included.

******

Thank you for your continued attention to this matter. Please let me know if you have further questions or need additional information.

Very truly yours,

/s/ Markley S. Roderick
Markley S. Roderick

Enclosures

cc: Mr. Michael Silvestrini (without enclosures)